Exhibit 10.6

December 22, 2008

Daniel Harrington

Teradata Corporation

Dear Dan:

This letter amends the letter agreement between you and Teradata Corporation (“Teradata”) dated September 20, 2007 (the “Agreement”) and shall be effective as of December 31, 2008. As we have discussed, the amendment set forth below is necessary in order for the Agreement to comply with the new tax rules imposed under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

1.	The section of the Agreement entitled “Arbitration” is amended by adding the following at the end of the sixth sentence thereof:

“at any time from the Start Date through your remaining lifetime (or, if longer, through the 20th anniversary of the Start Date). To the extent that the reimbursement for reasonable attorneys’ fees and expenses and arbitration expenses is considered “deferred compensation” within the meaning of Section 409A of the Code, then the reimbursement must be paid as soon as reasonably practicable after, but in any event not later than the end of the calendar year in which, you are declared the prevailing party. The amount of such attorneys’ fees and expenses and arbitration expenses that Teradata is obligated to pay in any given calendar year shall not affect the attorneys’ fees and expenses and arbitration expenses that Teradata is obligated to pay in any other calendar year, and your right to have Teradata pay such attorneys’ fees and expenses and arbitration expenses may not be liquidated or exchanged for any other benefit.”

2.	Except as explicitly set forth herein, the Agreement will remain in full force and effect.

Please indicate your acceptance of the amendment to the Agreement by signing below and returning a copy to me.

Sincerely,

TERADATA CORPORATION

By:	/s/ Molly A. Treese
Molly A. Treese
Chief Corporate & Governance Counsel and Assistant Secretary

Agreed and Accepted:

/s/ Daniel Harrington		1/16/09
Daniel Harrington		Date